Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA

News Release	215.299.6000
fmc.com
For Release: Immediate
Media contact: Kaitlin O’Shaughnessy
+1.215.299.6405
Kaitlin.OShaughnessy@fmc.com

Investor Contact: Curt Brooks
+1.215.299.6137
Curt.Brooks@fmc.com

FMC Corporation names Sara Velazquez Ponessa as new general counsel
Michael F. Reilly to retire after 23 years with the Company
PHILADELPHIA, April 22, 2025 – FMC Corporation (NYSE: FMC) leading global agricultural sciences company, announced today the appointment of Sara Velazquez Ponessa as executive vice president, general counsel and corporate secretary, effective June 1, 2025. Ponessa will succeed Michael F. Reilly, who will retire effective July 1, 2025.
Reilly's career at FMC spans more than two decades, beginning in 2002 when he joined as group counsel for the Agricultural Solutions business. Throughout his tenure, he advanced through positions of increasing responsibility, culminating in his appointment as executive vice president, general counsel and secretary in April 2019. Under his leadership, FMC successfully navigated its transformation into a focused agricultural sciences company, executing numerous strategic initiatives, acquisitions, and divestitures that have shaped the company's current position in the market. Prior to FMC, Reilly built his expertise through legal roles at Zeneca Inc., Zeneca Ag Products, Inc. and Syngenta Corporation, as well as in private practice at Sidley & Austin and Ballard Spahr Andrews & Ingersoll.
"Michael has been an invaluable member of our executive team and a trusted advisor throughout his career at FMC," said Pierre Brondeau, chairman and chief executive officer, FMC Corporation. "His thoughtful counsel, unwavering integrity, and strategic insight have been instrumental in guiding FMC through significant transformations. We are grateful for his many contributions and wish him all the best in his well-deserved retirement."

Page 2 | FMC Corporation names Sara Velazquez Ponessa as new general counsel
Ponessa brings a wealth of relevant experience to her new role, having previously served as senior business counsel at FMC from 2012 to 2018. Following her time at FMC, she served as the first general counsel and secretary of Livent Corporation, where she led the legal aspects of the company's successful 2018 initial public offering (IPO) and its 2019 spinoff from FMC Corporation. Most recently, Ponessa served as vice president, general counsel and secretary at Arcadium Lithium plc, where she directed the global legal and compliance functions for the lithium chemicals company.
"Sara brings exceptional experience and a strong track record to the general counsel role," said Brondeau. "Her previous tenure at FMC, combined with her leadership experience at Livent and Arcadium Lithium, provides her with a unique perspective and a deep understanding of our business. Sara's proven ability to navigate complex legal and business challenges, along with her commitment to excellence, makes her the ideal person to lead our global legal and compliance functions. We are pleased to welcome her back to FMC."
Ponessa earned her Juris Doctor degree from the University of Pennsylvania Law School and Bachelor of Arts degrees in Political Science and Spanish from Rutgers College. She has been actively involved in various legal organizations, including the Hispanic National Bar Association and the Hispanic Bar Association of Pennsylvania.
Beginning April 28, Reilly will actively support Ponessa in assuming her new responsibilities to ensure a smooth transition.
About FMC
FMC Corporation is a global agricultural sciences company dedicated to helping growers produce food, feed, fiber and fuel for an expanding world population while adapting to a changing environment. FMC’s innovative crop protection solutions – including biologicals, crop nutrition, digital and precision agriculture – enable growers and crop advisers to address their toughest challenges economically while protecting the environment. FMC is committed to discovering new herbicide, insecticide and fungicide active ingredients, product formulations and pioneering technologies that are consistently better for the planet. Visit fmc.com to learn more and follow us on LinkedIn®.
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